Exhibit 4.6

WARRANT CERTIFICATE

Apollomics Inc.

冠科美博有限公司

Incorporated in the Cayman Islands

This is to certify that:

[                    ]

is the holder of the following warrant(s):

No. of Warrants	Type of Warrants

Date of Record	Certificate Number

The above warrants are subject to the warrant instrument to which they relate and are transferable in accordance therewith.

Director